Exhibit 21.1

Subsidiaries of the Registrant

PureCycle Technologies Holding Corp., a Delaware corporation

PureCycle Technologies LLC, a Delaware limited liability company

PCTO Holdco LLC, a Delaware limited liability company

PCT Managed Services LLC, a Delaware limited liability company

Purecycle: Ohio LLC, an Ohio limited liability company